Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i) The Schedule 13G is filed on behalf of each of them and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements; and

(ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: May 4, 2026

LOCKHEED MARTIN INVESTMENT MANAGEMENT COMPANY
By: /s/ Robert C. Varnell Name: Robert C. Varnell Title: Vice President & General Counsel

LOCKHEED MARTIN CORPORATION MASTER RETIREMENT TRUST By: Lockheed Martin Investment Management Company, as named fiduciary
By: /s/ Robert C. Varnell Name: Robert C. Varnell Title: Vice President & General Counsel